UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006 (December 14, 2006)

The Smith & Wollensky Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16505 (Commission File Number)	58-2350980 (IRS Employer Identification No.)
880 Third Avenue New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 838-2061 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2006, The Smith & Wollensky Restaurant Group (the “Company”) through its affiliate, Atlantic & Pacific Grill Associates, L.L.C. (“A&P”), entered into (i) a Third Modification and Renewal of Lease (the “Café Lease Renewal”) with Beekman Tenants Corporation (“Beekman”) for its Park Avenue Café restaurant (the “Café”) and (ii) a Contract of Sale Agreement with Beekman (the “Townhouse Sale Agreement”) with respect to its Park Avenue Café Townhouse, a location adjacent to the Café that is used to facilitate private dining events (the “Townhouse”). Due to the Café Lease Renewal, the Café, which had been scheduled to close on January 1, 2007, will remain open.

The Café Lease Renewal provides for a ten year extension of the Café’s lease for its premises at 575 Park Avenue, with either A&P or Beekman able to terminate the Café Lease Renewal at any time after July 15, 2009 by giving not less than six months’ nor more than nine months’ prior written notice to the other party. The lease provides for average annual rent over the ten-year lease term of approximately $548,000.

As part of the Café Lease Renewal, A&P agreed to spend at least $300,000 to make improvements to the premises. In addition, A&P is required to maintain a letter of credit for the duration of the term of the Café Lease Renewal.

The Townhouse Sale Agreement provides for the sale of the Townhouse by A&P to Beekman for $850,000, with the closing scheduled to occur on March 30, 2007.

The Café Lease Renewal provides that, simultaneously with the closing of the sale of the Townhouse, A&P and Beekman will enter into a Fourth Modification of Lease (the “Townhouse Lease”), pursuant to which the Townhouse will be included in the premises leased by A&P from Beekman. Pursuant to the Townhouse Lease, A&P will pay an additional $100,000 a year in rent, which shall be further increased by 2% per year from and after the first anniversary of the date of the Townhouse Lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
By:	/s/ Samuel Goldfinger
Samuel Goldfinger
Chief Financial Officer, Treasurer and
Secretary

Date:	December 19, 2006